--------------------------------------------------------------------------------
SEC 1473 (09- Potential  persons  who  are  to  respond  to  the  collection  of
02) information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------
                                                       OMB APPROVAL
                                                       OMB Number:  3235-0104
                                                       Expires: January 31, 2005
                                                       Estimated average burden
                                                       hours per response....0.5

                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
F O R M  3
                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of      2. Date of Event        4. Issuer Name and Tickler
   Reporting Person*           Requiring Statement     or Trading Symbol
                               (Month/Day/Year)

  LOBO     JAMIE                   10/12/01            INNOFONE.COM INC.   INNF
  ------------------------        -----------          ------------------------
  (Last)  (First) (Middle)

  55 ELLERSLIE AVE., SUITE 1601
  -----------------------------
        (Street)

  TORONTO ONTARIO M2N 1X9
  -----------------------
    (City) (State) (Zip)

3. I.R.S. Identification  5. Relationship of Reporting  6. If Amendment, Date of
   Number of Reporting       Person(s) to Issuer           Original (Month/Day/
   Person, if an entity      (Check all applicable)        Year)
   (voluntary)
                             X  Director        10% Owner
                            ---             ---
                                Officer         Other
                             X  (give title    (specify  7. Individual or Joint/
                            ---  below)     --- below)      Group Filing (Check
                                                            Applicable Line)
                            CHIEF OPERATING OFFICER
                            -----------------------         Form filed by One
                                                          X Reporting Person
                                                         ---
                                                            Form filed by More
                                                            than One Reporting
                                                            Person
                                                         ---


Table I -- Non-Derivative Securities Beneficially Owned
-------------------------------------------------------

1. Title of Security  2. Amount of      3. Ownership Form:   4. Nature of
   (Instr. 4)            Securities        Direct (D) or        Indirect
                         Beneficially      Indirect (I)         Beneficial
                         Owned             (Instr. 5)           Ownership
                         (Instr. 4)                             (Instr. 5)

COMMON STOCK                  0                  D
------------              ---------          ---------          ---------

Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------

1. Title of    2. Date Exer-  3. Title and  4. Conver-  5. Owner-  6. Nature of
   Derivative     cisable and    Amount of     sion or     ship       Indirect
   Security       Expiration     Securities    Exercise    Form of    Beneficial
   (Instr. 4)     Date           Underlying    Price of    Deriv-     Ownership
                  (Month/Day/    Derivative    Deri-       ative      (Instr. 5)
                  Year)          Security      vative      Secur-
                                 (Instr. 4)    Security    ities:
                                                           Direct
                                                           (D) or
                                                           Indirect
                                                           (I)
                                                           (Instr. 5)
              Date     Expira-  Title  Amont
              Exer-    tion            or
              cisable  Date            Number
                                       of
                                       Shares






Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




                      /s/ Jamie Lobo                        October 9, 2002
                    -------------------------------         ----------------
                    **Signature of Reporting Person         Date

*    If  the form  is filed by more than one  reporting  person, see Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.